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                                                                    EXHIBIT 23.2
                        CONSENT OF INDEPENDENT AUDITORS

To Board of Directors
General Growth Properties, inc.:


We consent to the incorporation by reference herein of our report dated May 8, 1998, with respect to the combined statement of revenues and certain expenses for certain retail properties of MEPC American Holdings Inc., U.K. - American Properties, Inc. and Caledonian Holding Company, Inc. (wholly owned subsidiaries of MEPC plc, a United Kingdom company) for the year ended September 30, 1997, which report appears in the Form 8-K/A dated June 2, 1998 of General Growth Properties, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                        /s/ KPMG PEAT MARWICK LLP
Dallas, Texas
June           , 1998